EX 23.1
KPMG LLP Two Manhattan West 375 9th Avenue, 17th Floor New York, NY 10001

Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 24, 2026, with respect to the consolidated financial statements of UiPath, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.
/s/ KPMG LLP
New York, New York
March 24, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.